Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-180342

Final Term Sheet

3.000% Fixed Rate Notes due 2017

Issuer:	Ford Motor Credit Company LLC

Size:	$1,500,000,000

Maturity:	June 12, 2017

Trade Date:	June 7, 2012

Coupon:	3.000%

Benchmark Treasury:	0.625% due May 31, 2017

Benchmark Treasury Yield and Price:	0.708%; 99-19

Yield to Maturity:	3.008%

Spread to Benchmark Treasury:	230 basis points

Settlement Date:	June 12, 2012 (T+3)

Price to Public:	99.963% of principal amount

Proceeds (Before Expenses) to Issuer:	$1,494,195,000 (99.613%)

Interest Payment Dates:	Semi-annually on each June 12 and December 12, beginning December 12, 2012

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Credit Suisse Securities (USA) LLC
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Co-Managers:	Banco Bradesco BBI S.A.
BB Securities Limited
CIBC World Markets Corp.
Commerz Markets LLC

CUSIP/ISIN:	345397WD1 / US345397WD17

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322, Credit Suisse Securities (USA) LLC, toll-free at 1-800-221-1037, HSBC Securities (USA) Inc., toll-free at 1-866-811-8049, J.P. Morgan Securities LLC, collect at 1-212-834-4533 or RBC Capital Markets, LLC, toll-free at 1-866-375-6829.